FINAL PHASE I DATA ON GENSPERA’S G-202 PRESENTED AT SYMPOSIUM ON MOLECULAR TARGETS AND CANCER THERAPEUTICS

SAN ANTONIO, Texas, October 22, 2013 – GenSpera, Inc. (OTC.BB: GNSZ) announced that Devalingam Mahalingam, MD, PhD, principal investigator of the G-202 Phase II trial in hepatocellular carcinoma, presented final data from the G-202 Phase I clinical trial yesterday at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Boston, MA (http://www.aacr.org/home/scientists/meetings—workshops/molecular-targets-and-cancer-therapeutics.aspx). In presenting a poster called, “A First-in-Human, Phase I Clinical Study of G-202, a Thapsigargin-Based Prostate-Specific Membrane Antigen (PSMA)-Activated Prodrug, in Patients with Advanced Solid Tumors,” Dr. Mahalingam reported that 27% of the patients exhibited stable disease and two of the five patients with hepatocellular carcinoma had a prolonged stable disease of more than nine months (nine cycles of treatment). The trial treated a total of 44 patients, with solid-tumor cancers who had failed on earlier therapies, with increasing dose levels. A subset of 16 patients received the recommended Phase II dosing regimen, which appeared to be well-tolerated. Dr. Mahalingam is an oncologist at the Cancer Therapy & Research Center at The University of Texas Health Science Center at San Antonio.

“This final data from the Phase I G-202 study included 16 patients treated at the recommended Phase II dose, five of whom had hepatocellular cancer (HCC),” said Dr. Mahalingam. “That two of them experienced a prolonged period of stable disease is a remarkable improvement in survival, given that median survival in this heavily pre-treated group is usually measured in weeks or months. These encouraging results form the basis of our ongoing Phase II study of G-202 in patients with advanced HCC who have failed standard therapy with Nexavar.”

“This represents the first communication of our complete G-202 Phase I data, which illustrate the safety and tolerability of G-202 in advanced cancer patients,” said Craig Dionne, PhD, GenSpera CEO and President. “Based on the strength of this data, particularly in the group of liver cancer patients, we initiated the G-202 Phase II trial in HCC, which is now open at five clinical centers. We are excited to develop what we believe may constitute a truly innovative treatment for this group of underserved patients.”

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that provides for the targeted release of drug candidates within a tumor. Unlike typical chemotherapeutic agents, thapsigargin results in cell death irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers. GenSpera’s lead drug candidate, G-202, is activated by the enzyme PSMA which is found at high levels in liver and prostate cancer and in the vasculature of almost all other solid tumors and is therefore expected to have efficacy in a wide variety of tumor types.

Data from the G-202 Phase Ib program in solid tumor patients demonstrated that G-202 is well-tolerated with prolonged disease stabilization observed in several hepatocellular carcinoma (liver cancer) patients whose disease had previously worsened on standard therapy. A Phase II clinical trial in patients with hepatocellular carcinoma is currently underway.

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Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

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CONTACT:

Company:	Craig Dionne, PhD, CEO
GenSpera, Inc. (210) 479-8112

Media:	Deanne Eagle
Planet Communications (917) 837-5866

Investors:	John Baldissera
BPC Financial Marketing (800) 368-1217